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                                                              EXHIBIT 99(a)(8)

                             SUMMARY ADVERTISEMENT


         This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase, dated December 20, 1996, and the related Letter of Transmittal and is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the Offer or the acceptance thereof would not be in compliance with the securities laws of such jurisdiction. In those jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of ASI Acquisition Corp. by Needham & Company, Inc. (the "Dealer Manager") or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                             AMERICAN STUDIOS, INC.
                             AT $2.50 NET PER SHARE
                                       BY
                             ASI ACQUISITION CORP.
                          A WHOLLY OWNED SUBSIDIARY OF
                            PCA INTERNATIONAL, INC.

         ASI Acquisition Corp., a North Carolina corporation (the "Purchaser") and a wholly owned subsidiary of PCA International, Inc., a North Carolina corporation ("Parent"), is offering to purchase all outstanding shares of Common Stock, par value $0.001 per share (the "Shares"), of American Studios, Inc., a North Carolina corporation (the "Company"), at a price of $2.50 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 20, 1996 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer").

     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, JANUARY 22, 1997, UNLESS THE OFFER IS EXTENDED.


         The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the Expiration Date (as defined in the Offer
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to Purchase) that number of Shares which constitutes at least a majority of the outstanding Shares on a fully diluted basis on the date of purchase.  See
Section 14 of the Offer to Purchase. The Offer is not conditioned on the receipt of financing.

         The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 17, 1996 (the "Merger Agreement"), by and among the Company, Parent and the Purchaser. The Merger Agreement provides that, among other things, as soon as practicable after the purchase of Shares pursuant to the Offer and the satisfaction or waiver of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the North Carolina Business Corporation Act, the Purchaser will be merged with and into the Company (the "Merger"). At the effective time of the Merger (the "Effective Time"), each outstanding Share (other than Shares held in the treasury of the Company, owned by Parent, the Purchaser or any subsidiary of Parent or held by shareholders who perfect their appraisal rights under North Carolina law) will be converted into the right to receive $2.50 in cash or any higher price per Share paid in the Offer, without interest. See Section 12 of the Offer to Purchase.

         Parent and the Purchaser entered into Stock Agreements, each dated as of December 17, 1996 (the "Stock Agreements"), with several shareholders (including certain members of management) who beneficially own approximately 57% of the Company's currently outstanding Shares (the "Designated Shareholders"). Pursuant to the Stock Agreements each Designated Shareholder has agreed to validly tender pursuant to the Offer and not withdraw all Shares which are beneficially owned by the Designated Shareholder prior to the Expiration Date. Certain of the Stock Agreements with such shareholders who beneficially own 46% of the Company's currently outstanding Shares provide that, under certain circumstances, Parent or the Purchaser has the right to acquire from the Designated Shareholder, at the Offer Price, all of the Designated Shareholder's Shares. See Section 12 of the Offer to Purchase.

         The purpose of the Offer, the Merger, the Merger Agreement and the Stock Agreements is to enable Parent to acquire control of, and the entire equity interest in, the Company. Upon consummation of the Merger, the Company will become a subsidiary of Parent.
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         THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE
OFFER AND THE MERGER, HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE SHAREHOLDERS OF THE COMPANY AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

         For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary (as defined in the Offer to Purchase) of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from the Purchaser and transmitting such payments to validly tendering shareholders. Under no circumstances will interest on the purchase price for Shares be paid by the Purchaser, regardless of any extension of the Offer or delay in making such payment. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates"), or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities (as defined in Section 2 of the Offer to Purchase) pursuant to the procedures set forth in
Section 2 of the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined in Section 2 of the
Offer to Purchase) and (iii) any other documents required by the Letter of Transmittal. The Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, subject to the terms of the
Merger Agreement to extend the period of time during which the Offer is open, including the occurrence of any condition specified in Section 14 of the Offer to Purchase, by giving oral or written notice of such extension to the Depositary. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw his Shares. Any such extension will be followed as promptly as practicable by public announcement thereof, such announcement to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the Offer.
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         Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to 12:00 Midnight, New York City time, on Wednesday, January 22, 1997 (or, if the period of time for which the Offer is extended, the latest time and date at which the Offer, as so extended by the Purchaser, shall expire) and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after February 18, 1997. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 2 of the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 2 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding.

         The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

         The Company has provided to the Purchaser its list of shareholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.
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         THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN
IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

         Questions and requests for assistance may be directed to the Dealer Manager or the Information Agent at their respective addresses and telephone numbers as set forth below. The Purchaser will not pay any fees or commissions to any broker or dealer or to any other person (other than the Dealer Manager and the Information Agent) for soliciting tenders of Shares pursuant to the Offer. Additional copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be obtained from the Information Agent or the Dealer Manager or from brokers, dealers, commercial banks and trust companies.

                    The Information Agent for the Offer is:
                            MACKENZIE PARTNERS, INC.
                                156 Fifth Avenue
                            New York, New York 10010
                         Call Toll-Free (800) 322-2885

                      The Dealer Manager for the Offer is:
                            NEEDHAM & COMPANY, INC.
                                445 Park Avenue
                            New York, New York 10022
                          Call Collect (212) 705-0436


December 20, 1996